EXHIBIT 99.1


SEALIFE EXPANDS DISTRIBUTION NETWORK

CURRENT INC. TO PROVIDE SEALIFE 1000 ANTIFOUL COATINGS

CULVER CITY, Calif.--March 16, 2005--SeaLife Corporation (OTCBB:SLIF) is pleased to announce that it has signed a distribution agreement with Current, Inc., a Connecticut-based world-class manufacturer and distributor of marine products and high technology composite coating materials. Current, Inc., a SeaLife stocking distributor will provide SeaLife 1000(TM) and SeaLife 1000 XP(TM) throughout the East Coast of the United States, a key commercial market for SeaLife 1000(TM) Antifoul Coatings. Brokers Unlimited, Inc. (BUI), SeaLife's exclusive marketing team, is continuing to expand the distribution network for SeaLife 1000(TM) into key geographic areas. SeaLife 1000(TM) is approved by the United States Environmental Protection Agency (USEPA), the California EPA, the Florida State Department of Agriculture and the Washington State Department of Ecology.

Antifoul coatings are the single most important factor in fuel costs and speed efficiency over the life of any ship. Fouling on a commercial tanker can increase annual fuel costs by over $1 million dollars. Effective antifoul coatings play a critical role in reducing the operating costs of commercial vessels. The proprietary SeaLife 1000(TM) Antifoul Coating technology is an effective and environmentally safe alternative to the damaging and toxic antifoul coatings that have been the standard for recreational and commercial vessels for more than 40 years.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Visit our web site: www.sealifemarine.com and www.stopzebramussels.com.

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CONTACT:
     SeaLife, Corp.
     Rich Kaiser, 800-631-8127